UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2014

MobileBits Holdings Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-53953	26-3033276
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5901 N. Honore Ave., Suite 110 Sarasota, Florida 34243
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (941) 225-6115

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction  A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors and Officers

Effective as of May 30, 2014, Walter Kostiuk no longer served as an officer or employee of MobileBits Holdings Corporation, a Nevada corporation (the “Company”) or any of its affiliates.

Election of Directors

On December 5, 2014, the Board approved the election of Alex Fleyshmakher as a Director of the Company.

Alex Fleyshmakher, age 28, is innately skilled at spotting start-ups and entrepreneurial ventures with long-term potential. Being experienced in social networking, advertising, PR, sales and new business development, Mr. Fleyshmakher is currently a managing partner at FMG Capital, a private equity concern that has funded multiple successful ventures, in food, technology, health/wellness, and green textile recycling. Mr. Fleyshmakher attended Drew University.

Family Relationships and Other Arrangements or Understandings

There are no family relationships between any of the Company’s directors or officers and Mr. Fleyshmakher. There is no arrangement or understanding between Mr. Fleyshmakher and any other person pursuant to which Mr. Fleyshmakher was elected as a Director of the Company.

Related Party Transactions

There have been no transactions nor are there any proposed transactions between the Company and Mr. Fleyshmakher reportable under Item 5.02 of Form 8-K or Item 404(a) of Regulation S-K.

Material Plans, Contracts or Arrangements and Employment Agreements

Director Agreement with Alex Fleyshmakher (non-employee director)

On December 5, 2014, Alex Fleyshmakher entered into a Director Agreement with the Company. The term of the agreement is for one year, and is subject to renewal upon re-election by a majority of the shareholders of the Company. Pursuant to the Director Agreement, Mr. Fleyshmakher shall be paid meeting fees of $300 per meeting of the Board attended in person and $150 per meeting of the Board attended remotely. In addition, upon his election Mr. Fleyshmakher shall receive nonqualified stock options to purchase an aggregate of 120,000 shares of the common stock of the Company at an exercise price of $0.15, which stock options shall vest on the one year anniversary of Mr. Fleyshmakher’s election to the Board. Upon the eighteen (18) month anniversary of his election, Mr. Fleyshmakher shall receive additional nonqualified stock options to purchase an aggregate of 180,000 shares of the common stock of the Company at an exercise price of $0.15, should Mr. Fleyshmakher remain on the Board of Directors of the Company until such time, which stock options shall be immediately vested and exercisable.

Also, pursuant to the Director Agreement, the Company agreed to indemnify Mr. Fleyshmakher to the fullest extent that would be permitted by law or by the organizational documents of the Company for certain liabilities arising by reason of his directorship with the Company, excluding liabilities resulted from fraud, gross negligence or willful misconduct of Mr. Fleyshmakher.   Mr. Fleyshmakher is also subject to a non-disclosure covenant and a non-solicitation covenant.

The foregoing description of the Director Agreement for Mr. Fleyshmakher is qualified in its entirety by reference to the Fleyshmakher Director Agreement, a copy of which the company intends to file with an upcoming periodic report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILEBITS HOLDINGS CORPORATION

Date: December 10, 2014	By:	/s/ Hussein Abu Hassan
Hussein Abu Hassan
President